Exhibit 10.16

SUMMARY OF COMPENSATION ARRANGEMENTS FOR THE
COOPERATIVE’S NAMED EXECUTIVE OFFICER AND DIRECTORS

Compensation Arrangement for the Cooperative’s Named Executive Officer

Following is a description of the compensation arrangement for Stephen R. Wright, the Cooperative’s Named Executive Officer:

Stephen R. Wright	•	$210,000 annual base salary beginning July 1, 2009, pursuant to the terms of his employment agreement with the Cooperative.

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Cash bonus equal to 10% of the increase, if any, in Pro-Fac’s net income over its net income for fiscal year 2008, as determined in accordance with the terms of his employment agreement with the Cooperative.

Compensation Arrangements for Directors

Directors of the Cooperative are paid an annual retainer. Each director who is a member-grower receives an annual retainer of $15,000, except Mr. Call, who serves as Chairman of the Board of Directors of the Cooperative, receives an annual retainer of $25,000. Each non-member grower director, namely Mr. Harrington Jr., Mr. Lipinski and Mr. Stotz receive a retainer at an annual rate of $40,000.